As filed with the Securities and Exchange Commission on October 16, 2000

                                                     Registration No. 333-______

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                                 MICROMUSE INC.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                      94-3288385
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or Organization)

                               139 Townsend Street
                             San Francisco, CA 94107
                                 (415) 538-9090
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                Stephen A. Allott
                      President and Chief Financial Officer
                                 Micromuse Inc.
                               139 Townsend Street
                             San Francisco, CA 94107
                                 (415) 538-9090
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

      The Commission is requested to send copies of all communications to:

                             William A. Myers, Esq.
                         Brobeck, Phleger & Harrison LLP
                            1633 Broadway, 47th Floor
                            New York, New York 10019
                                 (212) 581-1600

                              --------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

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                                                Proposed
   Title of each                                Maximum
     class of                                   Offering      Proposed Maximum     Amount of
 Securities to be                Amount to be   Price per        Aggregate        Registration
    Registered                    Registered    Security(1)   Offering Price(1)        Fee
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Common Stock, $0.01 par value   142,850 shares  $160.40       $22,913,140         $6,049.07
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(1) The price of $160.40 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on October 12, 2000 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to completion. Dated October 16, 2000

                                   PROSPECTUS

                                [Micromuse Logo]

                         142,850 Shares of Common Stock

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    This Prospectus relates to the public offering, which is not being underwritten, of 142,850 shares of our Common Stock, which are held by some of our current stockholders.

    The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

    Our common stock is traded on the Nasdaq National Market under the symbol "MUSE." On October 13, 2000, the last reported sale price for the common stock was $171.42 per share.

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    An investment in the Common Stock involves a high degree of risk. Please see "Risk Factors" beginning on page 4.

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    Neither the Securities and Exchange Commission nor any other regulation body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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                 The date of this prospectus is __________, 2000

                               TABLE OF CONTENTS

                                                                            Page
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Micromuse Inc. ............................................................    1
Risk Factors ..............................................................    4
Information Regarding Forward-Looking Statements ..........................   17
Use of Proceeds ...........................................................   17
Dilution ..................................................................   17
Plan of Distribution ......................................................   18
Selling Stockholders ......................................................   19
Where You Can Find More Information .......................................   21
Incorporation by Reference ................................................   21
Legal Matters .............................................................   22
Experts ...................................................................   22

                                 MICROMUSE INC.

      Micromuse develops, markets and supports a family of scalable, highly configurable, rapidly deployable software solutions that enable fault and service level management -- the effective monitoring and management of multiple elements underlying an information technology infrastructure, including network devices, computing systems and applications, and the mapping of these elements to the business services they impact. Our Netcool(R) product suite collects, normalizes and consolidates high volumes of event information from heterogeneous network management environments into an active database that de-duplicates and correlates the resulting data in real-time, and then rapidly distributes graphical views of the information to operators and administrators responsible for monitoring service levels. Netcool's unique architecture allows for the rapid, programmer-less association of devices and specific attributes of those devices to the business services they impact. This readily enables administrators to create and modify their service views during systems operations to monitor particular business services, rapidly identify which users are affected by which network faults, pinpoint sources of network problems, automate operator responses, facilitate problem resolution and report on the results. We market and distribute to customers through our own sales force, OEMs, value-added resellers and systems integrators. We have distribution agreements with Cisco Systems, CTC (Itochu), Datacraft, Ericsson Data Services, Lucent Technologies, N.E.T., Unisphere (Siemens), and Vanstar. As of September 30, 2000, we had over 600 customers operating in and serving a variety of industries. Customers include AirTouch, AT&T, BT, Cable &Wireless, Cellular One, Charles Schwab, Deutsche Telekom, GEIS, GTE, ICG Communications, ITC^DeltaCom, JC Penney, MCI Worldcom, MindSpring Enterprises and a number of financial investment concerns.

      Our principal executive offices are located at 139 Townsend Street, San Francisco, California 94107 and our telephone number is (415) 538-9090.

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should carefully consider the risks below, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks occur, our business, results of operations and financial condition could be harmed, the trading price of our common stock could decline, and you could lose all or part of your investment.

                                  RISK FACTORS

      Because we have a limited operating history in a dynamic market, it is difficult to predict our future operating results.

      Because we have a limited operating history, it is difficult to predict our future operating results. We first shipped our Netcool/OMNIbus product in January of 1995 and therefore have a limited operating history of developing and providing service level management software. Our limited operating history and rapidly changing product development, installation, maintenance and market dynamics make the prediction of future results of operations difficult. Our prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive software industry. We intend to increase our operating expenses to hire experienced senior managers, develop new distribution channels, increase our sales and marketing efforts, implement and improve operational, financial and management information systems, broaden technical services and customer support capabilities, fund higher levels of research and development and expand administrative resources in anticipation of future growth. Our operating results will be harmed if these increased expenditures do not result in increased revenues.

      Our operating results may vary from quarter to quarter, causing our stock price to fluctuate.

      Our quarterly revenues and operating results in business segments that we track fluctuate and are difficult to predict. It is possible that in some quarter or quarters our operating results will be below the expectations of public market analysts or investors. In such event, or in the event adverse conditions prevail, or are perceived to prevail, with respect to our business or financial markets generally, the market price of our common stock may decline significantly.

      We realize a significant portion of our license revenues in the last month of a quarter, frequently in the last weeks or even days of a quarter. As a result, license revenues in any quarter are difficult to forecast because it is substantially dependent on orders booked and shipped in that quarter. Moreover, our sales cycle, from initial evaluation to delivery of software, varies substantially from customer to customer. Further, we base our expense levels in part on forecasts of future orders and sales, which are extremely difficult to predict. A substantial portion of our operating expenses is related to personnel, facilities, and sales and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the short term. Accordingly, our operating results will be harmed if revenues fall below our expectations in a particular quarter. In addition, the number and timing of large individual sales has been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or deferral of one or more significant sales in a quarter could harm our operating results.

      Because of these fluctuations we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful or indicative of our future performance. A number of other factors are likely to cause these variations, including:

      o changes in the demand for our software products and services and the level of product and price competition that we encounter;

      o the timing of new hires and our ability to attract, retain and motivate qualified personnel, including changes in our sales incentives;

      o the mix of products and services sold, including the mix of sales to new and existing customers and through third-party distributors and our direct sales force;

      o changes in the mix of, and lack of demand from, distribution channels through which our products are sold;

      o the length of our sales cycles and the success of our new customer generation activities;

      o spending patterns and budgetary resources of our customers on network management software solutions;

      o product life-cycles and the timing of introductions or enhancements of products, or delays in the introductions or enhancements of our products and those of our competitors;

      o     market acceptance of new products;

      o     changes in the renewal rate of support agreements;

      o seasonal variation in revenues because a disproportionate amount of our annual revenues have historically been generated by sales of our products during our fourth fiscal quarter and this trend may or may not continue;

      o expansion of international operations, including gains and losses on the conversion to United States dollars of accounts receivable and accounts payable arising from international operations and the mix of international and domestic revenue;

      o     the extent of market consolidation; and

      o     software defects and other product quality problems.

      Failure to manage our growth may adversely affect our business.

      We have grown rapidly, adding customers, personnel and expanding the scope and geographic area of our operations. Our growth has resulted in new and increased responsibilities for our management personnel and has placed and will continue to place a significant strain upon our management and our operating and financial systems and resources. We have grown from 321 employees on September 30, 1999 to approximately 500 employees on June 30, 2000 and currently plan to recruit more staff.

      Failure to improve our infrastructure may adversely affect our business.

      We need to continue to implement and improve a variety of operational, financial and management information systems, procedures and controls. In particular, we need to improve our accounting and financial reporting systems, which currently require substantial management effort, and to successfully manage an increasing number of relationships with customers, suppliers and employees. These demands require the addition of new management personnel, and we are currently in the process of recruiting individuals to fill important management positions. Further, we need to continue to develop a U.S.-based financial and accounting system. Our business will be harmed if we are unable to recruit and retain these key personnel, if our current and future executive officers do not operate effectively, both independently and as a group, or if we fail to implement improved operational, financial and management systems.

      We need to continue to expand and improve the productivity of our sales force and our technical services and customer support organization.

      We need to continue to hire additional sales personnel. Based on our experience, such personnel are in high demand, are difficult to recruit and retain and require nine months, or longer, to become fully productive. Although we increased the size of our sales organization during fiscal 1999, we experienced difficulty in recruiting a sufficient number of qualified sales personnel during the period. Our business will be harmed if we are unable to recruit additional sales personnel or increase the productivity of our current sales personnel. Further, because of the recent expansion of the installed base of Netcool/OMNIbus(TM) and the release of our Netcool/Reporter(TM), Netcool/Internet Service Monitors(TM), Netcool/FireWall-1(TM), Netcool/Fusion(TM), Netcool/NTSM(TM), and Netcool/Impact(TM), and Netcool/Wave(TM) and other software products, the demands on our technical services and customer support resources have grown rapidly. We need to significantly expand our technical services and customer support organizations and similar third-party capabilities if we are to achieve significant additional revenue growth. Competition for additional qualified technical personnel to perform the required functions is intense and such personnel may not be available. If our technical services and customer support resources are insufficient to support our growth our business will be harmed.

      We need to continue to expand our distribution channels and retain our existing third-party distributors.

      We need to continue to develop relationships with leading network equipment and telecommunications providers and to expand our third-party channel of distribution. We are currently investing, and plan to continue to invest, significant resources to develop these relationships and channels of distribution, which could reduce our ability to generate profits. Third-party distributors accounted for approximately 35%, 36% and 26% of our total revenues in the nine months ended June 30, 2000, fiscal 1999 and 1998, respectively. Our business will be harmed if we are not able to attract additional distributors that market our products effectively. Further, many of our agreements with third-party distributors are nonexclusive, and many of the companies with which we have agreements also have similar agreements with our competitors or potential competitors. Our third-party distributors have significantly greater sales and marketing resources than we do, and their sales and marketing efforts may conflict with our direct sales efforts. In addition, although sales through third-party distributors result in reduced sales and marketing expense with respect to such sales, we sell our products to third-party distributors at reduced prices, resulting in lower gross margins on such third-party sales. We believe that our success in penetrating markets for our fault and service level management applications depends substantially on our ability to maintain our current distribution relationships, in particular, those with Cisco Systems, Lucent Technologies, Unisphere (Siemens) and others. Our business will be harmed if network equipment and telecommunications providers and distributors discontinue their relationships with us, compete directly with us or form additional competing arrangements with our competitors.

      We are dependent on the market for software designed for use with advanced communications services, and the size of this market is unproven.

      The market for our products is in an early stage of development and is very dynamic. Although the rapid expansion and increasing complexity of computer networks in recent years and the resulting emergence of service level agreements has increased the demand for fault and service level management software products, the awareness of and the need for such products is a recent development. Because the market for these products is only beginning to develop, it is difficult to assess the size of this market, the appropriate features and prices for products to address this market, the optimal distribution strategy and the competitive environment that will develop.

      We are substantially dependent upon telecommunications carriers and internet service providers continuing to purchase our products.

      Telecommunications carriers, including internet service providers, that deliver advanced communications services to their customers have accounted for approximately 82%, 79% and 68% of our total revenues in the nine months ended June 30, 2000, fiscal 1999 and 1998, respectively. In addition, these providers are the central focus of our sales strategy. If these customers cease to deploy advanced communications services for any reason, the market for our products will be harmed. Also, delays in the introduction of advanced services, such as network management outsourcing, or the failure of such services to gain widespread market acceptance or the decision of telecommunications carriers and other service providers not to use our products in the deployment of these services would harm our business.

      We face intense competition, including from larger competitors with greater resources than our own, which could result in our losing market share or experiencing a decline in gross margins.

      We face intense competition in our markets. As we enter new markets, we encounter additional, market-specific competitors. In addition, because the software market has relatively low barriers to entry, we are aware of new and potential entrants in portions of our market space. Increased competition is likely to result in price reductions and may result in reduced gross margins and loss of market share.

      Further, many of our competitors have longer operating histories and have significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than we do. As a result, they may be able to devote greater resources to the development, promotion, sale and support of their products or to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Existing competitors could also increase their market share by bundling products having functionality offered by our products with their current applications. Moreover, our current and potential competitors may increase their share of the fault and service level management market by strategic alliances and/or the acquisition of competing companies. In addition, network operating system vendors could introduce new or upgrade and extend existing operating systems or environments that include functionality offered by our products, which could render our products obsolete and unmarketable.

      Our current and prospective competitors offer a variety of solutions to address the fault and service level and enterprise network management markets and generally fall within the following five categories:

      o customer's internal design and development organizations that produce service level management and network management applications for their particular needs, in some cases using multiple instances of products from hardware and software vendors such as Compaq, Sun Microsystems, Inc., Hewlett-Packard Company and Cabletron Systems, Inc.;

      o vendors of network and systems management frameworks including Computer Associates International, Inc. and International Business Machines Corporation;

      o vendors of network and systems management applications including Hewlett-Packard Company, BMC Software, Inc, Sun Microsystems, Inc. and International Business Machines Corporation;

      o     providers of specific market applications; and

      o systems integrators serving the telecommunications industry which primarily provide programming services to develop customer specific applications including TCSI Corporation (formerly Teknekron Communications Systems, Inc.) and Objective Systems Integrators, Inc.

      Many of our existing and potential customers and distributors continuously evaluate whether to design and develop their own network operations support and management applications or purchase them from outside vendors. Sometimes these customers internally design and develop their own software solutions for their particular needs and therefore may be reluctant to purchase products offered by independent vendors such as ours. As a result, we must continuously educate existing and prospective customers as to the advantages of our products versus internally developed network operations support and management applications.

      If we ship products that contain defects, the market acceptance or our products and our reputation will be harmed, and our customers could seek to recover their damages from us.

      If we ship products that contain defects, the market acceptance or our products and our reputation will be harmed, and our customers could seek to recover their damages from us. Complex software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite our extensive product testing, we have in the past released versions of Netcool/OMNIbus with defects and have discovered software errors in certain of our products after their introduction. For example, version 3.0 of Netcool/OMNIbus, released in 1996, had a number of material defects. Version 1.0 of Netcool/Reporter, released in 1998, had features and performance characteristics that limited market acceptance. A significant portion of our technical personnel resources were required to address these defects. Because of these defects, we could continue to experience delays in or failure of market acceptance of products, or damage to our reputation or relationships with our customers. Any defects and errors in new versions or enhancements of our products after commencement of commercial shipments would harm our business.

      In addition, because our products are used to monitor and address network problems and avoid failures of the network to support critical business functions, any design defects, software errors, misuse of our products, incorrect data from network elements or other potential problems within or out of our control that may arise from the use of our products could result in financial or other damages to our customers. Our customers could seek to have us pay for these losses. Although we maintain product liability insurance, it may not be adequate. Further, although our license agreements with our customers typically contain provisions designed to limit our exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims and the liability and costs associated therewith.

      The sales cycle for our software products is long, and the delay or failure to complete one or more large license transactions in a quarter could cause our operating results to fall below our expectations.

      The sales cycle for our software products can be as long as three to nine months, and our delay or failure to complete one or more large license transactions in a quarter could harm our operating results. Our software is generally used for division-wide or enterprise-wide, business-critical purposes and involves significant capital commitments by customers. Potential customers generally commit significant resources to an evaluation of available enterprise software and require us to expend substantial time, effort and money educating them about the value of our solutions. Licensing of our software products often require an extensive sales effort throughout a customer's organization because decisions to license such software generally involve the evaluation of the software by a significant number of customer personnel in various functional and geographic areas, each often having specific and conflicting requirements. A variety of factors, including actions by competitors and other factors over which we have little or no control, may cause potential customers to favor a particular supplier or to delay or forego a purchase.

      We depend on our key personnel, and the loss of any of our key personnel could harm our business.

      Our success is substantially dependent upon a limited number of key management, sales, product development, technical services and customer support personnel. The loss of the services of one or more of such key employees could harm our business. We do not generally have employment contracts with key personnel. In addition, we are dependent upon our continuing ability to attract, train and retain additional highly qualified management, sales, product development, technical services and customer support personnel. We have at times and continue to experience difficulty in recruiting qualified personnel. Because we face intense competition in our recruiting activities, we may be unable to attract and/or retain qualified personnel.

      We have acquired other businesses and we may make additional acquisitions in the future, which will complicate our management tasks and could result in substantial expenditures.

      We have acquired other businesses and we may make additional acquisitions in the future, which will complicate our management tasks and could result in substantial expenditures. For example, on November 2, 1999, we entered into and on December 26, 1999 we completed an agreement to acquire Calvin Alexander Networking, Inc., a developer of network auto-discovery software. On June 21, 2000 and July 18, 2000, the Company entered into and subsequently completed, respectively, an agreement to acquire all of the outstanding common and preferred shares of NetOps Corp., a maker of network diagnostic software. Because of these acquisitions, we will need to integrate distinct products, customers and corporate cultures into our own. These past and potential future acquisitions create numerous risks for us, including:

      o     failure to successfully assimilate acquired operations and products;

      o     diversion of our management's attention from other matters;

      o     loss of key employees of acquired companies;

      o     substantial transaction costs;

      o substantial liabilities or exposures in the acquired entity that were not known or accurately evaluated or forecast by us; and

      o substantial additional costs charged to operations as a result of the failure to consummate a potential acquisition.

      Further, some of the products we acquire would require significant additional development before they can be marketed and may not generate revenue at levels we anticipate. Moreover, our future acquisitions, if any, may result in issuances of our equity securities which dilute our stockholders, the incurrence of debt, large one-time write-offs and creation of goodwill or other intangible assets that could result in amortization expense. It is possible that our efforts to consummate or integrate acquisitions will not be successful, which would harm our business.

      We have relied and expect to continue to rely on a limited number of products for a significant portion of our revenues.

      All of our revenues have been derived from licenses for our Netcool family of products and related maintenance, training and consulting services. We currently expect that Netcool/OMNIbus-related revenues will continue to account for a substantial percentage of our revenues beyond fiscal 2000 and for the foreseeable future thereafter. Although we have introduced Netcool/Reporter, Netcool/Internet Service Monitors, Netcool/FireWall-1, Netcool/Fusion, Netcool/NTSM, Netcool/Impact, Netcool/Wave and other products our future operating results, particularly in the near term, are significantly dependent upon the continued market acceptance of Netcool/OMNIbus, improvements to Netcool/OMNIbus and new and enhanced Netcool/OMNIbus applications. Our business will be harmed if Netcool/OMNIbus does not continue to achieve market acceptance or if we fail to develop and market improvements to Netcool/OMNIbus or new or enhanced products. The life cycles of Netcool/OMNIbus, including the Netcool/OMNIbus applications, are difficult to estimate due in large part to the recent emergence of many of our markets, the effect of future product enhancements and competition. A decline in the demand for Netcool/OMNIbus as a result of competition, technological change or other factors would harm our business.

      We have relied and expect to continue to rely on a limited number of customers for a significant portion of our revenues.

      We derive a significant portion of our revenues in any particular period from a limited number of customers. No customer accounted for more than 10% of revenues for the quarter ended June 30, 2000. In the comparable period of the prior year, one customer accounted for 12% of revenues. We expect to continue to derive a significant portion of our revenues from a limited number of customers in the future. If a significant customer, or group of customers, cancels or delays orders for our products, or does not continue to purchase our products at or above historical levels, our business will be harmed. For example, pre-existing customers may be part of, or become part of, large organizations that standardize using a competitive product. The terms of our agreements with our customers typically contain a one-time license fee and a prepayment of one year of maintenance fees. The maintenance agreement is renewable annually at the option of the customer and there are no minimum payment obligations or obligations to license additional software. Therefore, we generally do not have long-term customer contracts upon which we can rely for future revenues.

      Our international sales and operations expose us to currency fluctuation risks and other inherent risks.

      We license our products in foreign countries. In addition, we maintain a significant portion of our operations, including the bulk of our software development operations, in the United Kingdom. Fluctuations in the value of these currencies relative of the United States dollar have adversely impacted our results in the past and may do so in the future. These fluctuations can cause our prices to not be competitive or raise our expenses and reduce our profitability. License, maintenance and service revenues outside of the United States accounted for 38%, 36% and 39% of our total revenues in the nine months ended June 30, 2000, fiscal 1999 and 1998, respectively. We expect that international license, maintenance and consulting revenues will continue to account for a significant portion of our total revenues in the future. We pay the expenses of our international operations in local currencies and do not currently engage in hedging transactions with respect to such obligations.

      Our international operations and revenues involve a number of other inherent risks, including:

      o longer receivables collection periods and greater difficulty in accounts receivable collection;

      o difficulty in staffing and generally higher costs associated with managing foreign operations;

      o     an even lengthier sales cycle than with domestic customers;

      o the impact of possible recessionary environments in economies outside the United States;

      o sales in Europe and certain other parts of the world generally are adversely affected in the quarter ending September 30, as many customers reduce their business activities during the summer months. If our international sales become a greater component of total revenue, these seasonal factors may have a more pronounced effect on our operating results;

      o changes in regulatory requirements, including a slowdown in the rate of privatization of telecommunications service providers, reduced protection for intellectual property rights in some countries and tariffs and other trade barriers; and

      o changes in payroll, stock option, employee stock purchase and business related taxation.

      We intend to enter into additional international markets and to continue to expand our operations outside of the United States by expanding our direct sales force and pursuing additional strategic relationships. Such expansion will require significant management attention and expenditure of significant financial resources and could adversely affect our ability to generate profits. If we are unable to establish additional foreign operations in a timely manner, our growth in international sales will be limited, and our business could be harmed.

      Rapid technological change, including evolving industry standards and regulations and new product introductions by our competitors, could render our products obsolete.

      Rapid technological change, including evolving industry standards and regulations and new product introductions by our competitors, could render our products obsolete. As a result, the life cycles of our products are difficult to estimate and we must constantly develop, market and sell new and enhanced products. If we fail to do so, our business will be harmed. For example, the widespread adoption of new architecture standards for managing telecommunications networks (for example TMN architecture) would force us to adapt our products to such standard, which we may be unable to do on a timely basis or at all. In addition, to the extent that any product upgrade or enhancement requires extensive installation and configuration, current customers may postpone or forgo the purchase of new versions of our products. Further, the introduction or announcement of new product offerings by us or one or more of our competitors may cause our customers to defer licensing of our existing products.

      Our products operate on third-party software platforms, and we could lose market share if our products do not operate on the hardware and software operating platforms employed by our customers.

      Our products operate on third-party software platforms and we could lose market share if our products do not operate on the hardware and software operating platforms employed by our customers. Our products are designed to operate on a variety of hardware and software platforms employed by our customers in their networks. We must continually modify and enhance our products to keep pace with changes in hardware and software platforms and database technology. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by systems vendors, particularly Sun Microsystems, Inc., International Business Machines Corporation, Hewlett-Packard Company, Cabletron Systems, Inc. and Cisco Systems, Inc. and by vendors of relational database software, particularly Oracle Corporation and Sybase, Inc., could harm our business. For example, we are modifying certain of our products to operate with the Linux operating system.

      Our efforts to protect our intellectual property may not be adequate, or a third-party could claim that we are infringing its proprietary rights.

      We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use or our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information or intellectual property, our business could be harmed. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so as our international operations expand, the risk that we will fail to adequately protect our intellectual property increases. Further, while we believe that our products and trademarks do not infringe upon the proprietary rights of third parties, other parties may assert that our products infringe, or may infringe, their proprietary rights. Any such claims, with or without merit could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. We expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps.

      We rely on software that we have licensed from third-party developers to perform key functions in our products.

      We rely on software that we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. We could lose the right to use this software or it could be made available to us only on commercially unreasonable terms. Although we believe that alternative software is available from other third-party suppliers, the loss of or inability to maintain any of these software licenses or the inability of the third parties to enhance in a timely and cost-effective manner their products in response to changing customer needs, industry standards or technological developments could result in delays or reductions in product shipments by us until equivalent software could be developed internally or identified, licensed and integrated, which would harm our business.

      Our stock price is volatile.

      The market price of our common stock has been and is likely to continue to be highly volatile. The market price may vary in response to many factors, some of which are outside our control, including:

      o     actual or anticipated fluctuations in our operating results;

      o announcements of technological innovations, new products or new contracts by us or our competitors;

      o     developments with respect to copyrights or proprietary rights;

      o adoption of new accounting standards affecting the software industry; and

      o     general market conditions and other factors.

      In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market price for the common stock of technology companies. These types of broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against such company. Such litigation could result in substantial costs and a diversion of our management's attention and resources that could harm our business.

      General economic and market conditions may impair our business.

      Segments of the software industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. Our operation may in the future experience substantial fluctuations as a consequence of general economic conditions affecting the timing of orders from major customers and other factors affecting capital spending. Although we have a diverse client base, we target certain market segments. Therefore, any economic downturns in general or in the targeted segments in particular would harm our business.

      Future sales of our common stock may affect the market price of our common stock.

      As of September 30, 2000, we had 35,260,125 shares of common stock outstanding, excluding 6,556,351 shares subject to options outstanding as of such date under our stock option plans that are exercisable at prices ranging from $0.15 to $208.00 per share. We cannot predict the effect, if any, that future sales of common stock or the availability of shares of common stock for future sale, will have on the market price of common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options), or the perception the such sales could occur, may materially and adversely affect prevailing market prices for common stock. In addition, tax charges resulting from the exercise of stock options could adversely affect the reported results of operations.

      We have various mechanisms in place to discourage takeover attempts.

      Certain provisions of our certificate of incorporation and bylaws and certain provisions of Delaware law could delay or make difficult a change in control of Micromuse that a stockholder may consider favorable. The provisions include:

      o "blank check": preferred stock that could be used by our board of directors to increase the number of outstanding shares and thwart a takeover attempt; and

      o a classified board of directors with staggered, two-year, terms, which may lengthen the time required to gain control of the board of directors

      In addition, Section 203 of the General Corporation Law of the State of Delaware, which is applicable to us, and our stock incentive plans, may discourage, delay or prevent a change of control of Micromuse.

      Year 2000 and Euro conversion issues could impair our business.

      We have designed and tested our products to be Year 2000 compliant. Our evaluation of Year 2000-related risks and corrective actions in connection with such third-party applications, internally developed products and local operating systems is ongoing. We continue to believe that our products performed well during the roll-over from 1999 to 2000 and February 29, 2000. Any undetected or unreported errors or defects associated with Year 2000 date functions could result in material costs to us. In addition, certain components of our products process timestamp information from third-party applications or local operating systems. If such third-party applications or local operating systems are not Year 2000 compliant, our products that process such timestamp information may not be Year 2000 compliant.

      In our standard license agreements, we provide certain warranties to licensees that our software routines and programs are Year 2000 compliant. If any of our licensees experience Year 2000 problems, such licensees could assert claims for damages against us. Any such claims or litigation could result in substantial costs and diversion of our resources even if ultimately decided in our favor. Based on work done to date and our best estimates, we have not incurred material costs and do not expect to incur future material costs in addressing the Year 2000 issue in our systems and products.

      Our Year 2000 internal readiness program primarily covers: information technology-based office facilities, data and voice communications, building management and security systems, taking inventory of hardware, software and embedded systems, assessing business and customer satisfaction risks associated with such systems, creating action plans to address known risks, executing and monitoring action plans, and contingency planning. We have not experienced material disruptions in our business associated with our internal systems, but there can be no assurances that we will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technologies used in our internal systems. The most reasonably likely worst case scenarios would include: (i) corruption of data contained in our internal information systems, (ii) hardware failure and (iii) the failure of infrastructure services provided by government agencies and other third parties (e.g., electricity, phone service, water transport, internet services, etc.). Contingency plans to include, among other things, manual "work-arounds" for software and hardware failures, as well as substitution of systems, if necessary.

      Various European countries introduced a single currency (known as the Euro) in January 1999. We have conducted a review of our internal information systems to identify the systems that could be affected by such Year 2000 and Euro conversion requirements. Further, to accommodate our recent growth, we will be required to continue to implement and improve a variety of operational, financial and management information systems, procedures and controls on a timely basis. In particular, we will be required to improve our accounting and financial reporting systems, which currently require substantial management effort and will be required to implement a U.S.-based financial and accounting system.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections on "Risk Factors" and "Micromuse Inc."

      In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or the negative of those terms or other comparable terms. Our forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors are discussed in more detail elsewhere in this prospectus, including under the captions "Risk Factors" and "Micromuse Inc." Because of these uncertainties, you should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of our forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

      All of the shares of our common stock are being sold by the selling stockholders. We will not receive any proceeds from the sale of the shares of our common stock.

                                    DILUTION

      None of the shares offered hereby are being sold by Micromuse. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered hereby.

                              PLAN OF DISTRIBUTION

      We are registering all 142,850 shares (the "Shares") on behalf of certain Selling Stockholders. All of the shares originally were issued by us in connection with our acquisition of NetOps Corp. We will receive no proceeds from this offering. The Selling Stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (collectively the "Selling Stockholders") may sell the shares from time to time. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

      o an exchange distribution in accordance with the rules of such exchange,

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

      o     in privately negotiated transactions.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

      The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. Other than as noted below with respect to Louis Steinberg, the Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Other than as noted below with respect to Louis Steinberg, there is no underwriter or coordination broker acting in connection with the proposed sale of shares by Selling Stockholders.

      The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

      Louis Steinberg and Lehman Brothers Finance S.A. entered into a prepaid variable forward share purchase contract, dated as of August 31, 2000. Pursuant to the prepaid agreement, Mr. Steinberg has pledged to Lehman, as security for Mr. Steinberg's obligations under the prepaid agreement, 17433 Shares, and Lehman has paid to Mr. Steinberg an amount equal to $2,304,032.44 and has agreed to pay to Mr. Steinberg additional amounts upon registration of such shares under the Securities Act of 1933, as amended. Mr. Steinberg is required to deliver to Lehman, at the end of the five year term of the prepaid agreement, a cash amount which will vary depending on the trading price of the shares on such date or, if the shares are freely tradable at such time, a number of shares having a fair market value equal to the cash settlement amount.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

o the name of each such Selling Stockholder and of the participating broker-dealer(s),

o     the number of shares involved,

o     the price at which such shares were sold,

o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

o     other facts material to the transaction.

      We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed ninety (90) days under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events, or during any period during which we are instructed, directed, ordered or otherwise requested by any governmental agency or self-regulatory organization to stop or suspend trading on sales.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Stockholders may agree to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

      The following table sets forth, as of September 30, 2000, the number of shares owned by each of the Selling Stockholders. Except as disclosed below, none of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or our other securities. No estimate can be given as to the amount of shares that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may offer all or some of the shares and because, other than as disclosed in "Plan of Distribution" above, there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders named below during the period commencing on the date of this prospectus and ending on the earlier of (i) the date on which all of the shares registered on this Registration Statement have been sold, (ii) the date on which all of the shares then held by the Selling Stockholders could be sold pursuant to Rule 144(k) under the Securities Act (or any comparable or successor provision) or (iii) the date that is the six month anniversary of the date on which this prospectus is declared effective by the U.S. Securities and Exchange Commission, subject to extensions up to the number of days of any suspension.

      The Selling Stockholders named below provided us the information contained in the following table with respect to themselves and the respective amount of common stock beneficially owned by them and which may be sold by each of them under this prospectus. We have not independently verified this information. Each of the Selling Stockholders owns less than 1% of our oustanding shares of Common Stock.

      The shares offered by this prospectus may be offered for sale from time to time by the Selling Stockholders named below.

                                          Number of             Number of
                                      Shares Beneficially   Shares Registered
                                            Owned             for Sale Hereby
                                      --------------------  --------------------
Name of Selling Stockholders                 Number                Number
----------------------------                 ------                ------
Baker Communications Fund, L.P.               73,493               73,493

John R. Deuel(1)                                 502                  502

David Fiore(2)                                   125                  125

Mark Garver                                    1,074                1,074

Newlight Associates, L.P.                     15,916               15,916

Newlight Associates (BVI), L.P.               24,351               24,351

William Nuti                                     167                  167

Adediran Osinloye(3)                              33                   33

Dennis Parker                                    100                  100

Barrett Peck                                     125                  125

Richard Pekmezian                              1,676                1,676

Joseph Riccobono                                  67                   67

Alan Rothschild                                   13                   13

Robert Sadofsky                                  134(4)                67

Louis Steinberg(5)                            21,958(6)            21,791

May Steinberg                                 21,958(7)               167

Walter Steinberg                               1,676                1,676

Evan Wetstone(8)                                 335                  335

Edward Young(9)                                  335                  335


----------

(1)   Currently works as Director of Engineering at Micromuse.
(2)   Currently works as Staff Engineer at Micromuse.
(3)   Currently works as Staff Engineer at Micromuse.
(4) Includes options to purchase 67 shares of our common stock within 60 days of September 30, 2000.
(5)   Currently works as Vice President of Engineering at Micromuse.
(6)   Includes 167 shares held by wife, May Steinberg.
(7)   Includes 21,791 shares held by husband, Louis Steinberg.
(8)   Currently works as Principal Design Engineer at Micromuse.
(9)   Currently works as Director of Business Development at Micromuse.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain informatation on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov. Reports, proxy statements and other information concerning us are also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

      This prospectus is part of a registration statement (Registration No. 333-_____) we filed with the SEC. The SEC permits us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you be referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below filed by us with the SEC. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

      1. Annual Report on Form 10-K for the fiscal year ended September 30, 1999, filed on December 28, 1999.

      2. The description of our capital stock contained in our registration statement on Form 8-A, dated February 12, 1998, including any amendment or report updating such description.

      3. Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, filed on February 15, 2000.

      4. Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 15, 2000.

      5. Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed on August 14, 2000.

      6.    Current Report on Form 8-K, filed with the SEC on February 25, 2000.

      7.    Current Report on Form 8-K, filed with the SEC on July 7, 2000.

      8.    Our Current Report on Form 8-K, filed with the SEC on August 2,
            2000.

      9. Current Report on Form 8-K/A, filed with the SEC on October 2, 2000, which amended our Current Report on Form 8-K, filed with the SEC on August 2, 2000.

     10.    Current Report on Form 8-K/A, filed with the SEC on October 4,
            2000, which amended our Current Report on Form 8-K/A, filed with the SEC on October 2, 2000.

      If you request, either in writing or orally, a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to:

                                 Micromuse Inc.
                                 139 Townsend Street
                                 San Francisco, CA 94107
                                 Attn: Investors Center

                                 LEGAL MATTERS

      The validity of the securities offered under this registration statement will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York.
                                    EXPERTS

      The consolidated balance sheets of Micromuse as of September 30, 1999, and 1998 and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1999 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheets of NetOps as of December 31, 1999 and 1998 and the related statement of operations, changes in stockholders' deficit and cash flows for the years then ended incorporated in this prospectus by reference to the Micromuse current report on Form 8-K/A dated Ocotober 4, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 142,850 Shares

                                 MICROMUSE INC.

                                  Common Stock

                                  -------------

                                __________, 2000

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

================================================================================

                                [Micromuse Logo]

                                142,850 Shares of
                                  Common Stock

                                   ----------
                                   PROSPECTUS
                                   ----------

                                __________, 2000

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

      Securities and Exchange Commission Registration Fee.......    $ 6,049.07
      Legal Fees and Expenses...................................    $10,000.00
      Accounting Fees and Expenses..............................    $ 5,000.00
      Transfer Agent and Registrar Fees.........................    $ 5,000.00
      Miscellaneous.............................................    $ 5,000.00
                                                                    ----------
         Total..................................................    $31,049.07
                                                                    ==========

Item 15. Indemnification of Officers and Directors.

      Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

      In accordance with the DGCL, Micromuse's Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of Micromuse for violations of their fiduciary duty as a director. This provision eliminates each director's liability to Micromuse or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Micromuse or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

      Article XI of Micromuse's Certificate and Article VII of Micromuse's Bylaws provide for indemnification of the officers and directors of Micromuse to the fullest extent permitted by applicable law.

      Micromuse has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

Item 16. Exhibits.

      The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

      (a) Exhibits

Exhibit
Number   Description
------   -----------

2.1* Agreement and Plan of Reorganization, dated November 2, 1999, by and among Micromuse Inc., CAN Acquisition Corp., Calvin Alexander Networking, Inc., Adam Forbes and Michael Wood.
2.2**    Amendment to Agreement and Plan of Reorganization.
2.3*** Agreement and Plan of Merger and Reorganization, dated as of June 21, 2000, among Micromuse Inc., Salamander Acqusition Corp. and NetOps Corporation.
3.1**    Restated Certificate of Incorporation of the Registrant, as amended to date.
3.2**    Amended and Restated Bylaws of the Registrant.
4.1**    Reference is made to Exhibits 3.1, 3.2 and 10.4.
4.2**    Specimen Common Stock certificate.
5.1      Opinion of Brobeck, Phleger & Harrison LLP.
10.4** Amended and Restated Investors' Rights Agreement by and among the Registrant and certain stockholders of the Registrant, dated as of September 8, 1997.
23.1     Consent of Independent Auditors.
23.2     Consent of Independent Accountants.
23.3 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).
24.1 Power of Attorney (reference is made to the signature page of this Registration Statement).
-----------
* Incorporated by reference from exhibit 10.11 to Registrant's Annual Report on Form 10-K for the year ended September 30, 1999, filed on December 28, 1999.

** Incorporated by reference from the exhibit of the same number in the Registrant's registration statement on Form S-3 (Registration No. 333-95939) as filed with the SEC on February 1, 2000.

*** Incorporated by reference from exhibit 2.1 to Registrant's Current Report on Form 8-K, filed with the SEC on August 2, 2000.

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 16th day of October, 2000.

                                        MICROMUSE INC.


                                        By: /s/ Gregory Q. Brown
                                            ------------------------------------
                                            Gregory Q. Brown
                                            Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Gregory Q. Brown and Stephen A. Allott, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable Micromuse Inc., a Delaware corporation, to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

      IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                               Title                          Date
           ---------                               -----                          ----
/s/ Gregory Q. Brown                   Chairman and Chief Executive           October 16,  2000
-----------------------------------    Officer (Principal Executive
Gregory Q. Brown                       Officer)


/s/ Stephen A. Allott                  President, Chief Financial Officer     October 16,  2000
-----------------------------------    and Director (Principal Financial
Stephen A. Allott                      and Accounting Officer)


/s/ Michael E.W. Jackson               Director                               October 16,  2000
-----------------------------------
Michael E.W. Jackson


/s/ David C. Schwab                    Director                               October 16,  2000
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David C. Schwab


/s/ Kathleen M.H. Wallman              Director                               October 16,  2000
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Kathleen M.H. Wallman

                                  Exhibit Index

Exhibit
Number   Description
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2.1* Agreement and Plan of Reorganization, dated November 2, 1999, by and among Micromuse Inc., CAN Acquisition Corp., Calvin Alexander Networking, Inc., Adam Forbes and Michael Wood.
2.2**    Amendment to Agreement and Plan of Reorganization.
2.3*** Agreement and Plan of Merger and Reorganization, dated as of June 21, 2000, among Micromuse Inc., Salamander Acqiusitions Corp. and NetOps Corporation.
3.1**    Restated Certificate of Incorporation of the Registrant, as amended to date.
3.2**    Amended and Restated Bylaws of the Registrant.
4.1**    Reference is made to Exhibits 3.1, 3.2 and 10.4.
4.2**    Specimen Common Stock certificate.
5.1      Opinion of Brobeck, Phleger & Harrison, LLP.
10.4** Amended and Restated Investors' Rights Agreement by and among the Registrant and certain stockholders of the Registrant, dated as of September 8, 1997.
23.1     Consent of KPMG LLP.
23.2     Consent of PriceWaterhouseCoopers LLP.
23.3 Consent of Brobeck, Phleger & Harrison, LLP (included in the opinion filed as Exhibit 5.1).
24.1 Power of Attorney (reference is made to the signature page of this Registration Statement).
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* Incorporated by reference from exhibit 10.11 to Registrant's annual report on Form 10-K for the year ended September 30, 1999, filed on December 28, 1999.

** Incorporated by reference from the exhibit of the same number in the Registrant's registration statement on Form S-3 (Registration No. 333-95939) as filed with the SEC on February 1, 2000.

*** Incorporated by reference from exhibit 2.1 to Registrant's Current Report on Form 8-K, filed with the SEC on August 2, 2000.